Exhibit 99.1

News Release August 14 , 2007

Andrew Brodkey appointed as President and CEO of Pacific Copper Corp.

Pacific Copper Corp. (OTCBB: PPFP) announced effective August 7, 2007, the appointment of Andrew Brodkey to the Company's Board of Directors and to the position of Chairman of the Board, President and Chief Executive Officer (CEO). Todd Montgomery, the Company's current Chairman, President and Chief Executive Officer will relinquish these roles to Mr. Brodkey, and will also resign from the Company’s Board of Directors.

Mr. Brodkey is a Mining Engineer and a lawyer, obtaining a B.S. in Mining Engineering with distinction from the University of Arizona in 1979, and a law degree cum laude from Creighton University in 1982. He worked at the Denver, Colorado law firm of Gorsuch, Kirgis, Campbell, Walker and Grover as an associate specializing in natural resources and environmental law from 1982 until 1987. Subsequently, Mr. Brodkey joined Magma Copper Company, a NYSE-traded mining company in 1987, where he held various positions, eventually succeeding to the role of Vice President and General Counsel in 1992. Following Magma’s acquisition by BHP in 1996, he remained in a senior legal position with BHP Copper Inc., and in 2000 moved to the position of Vice President, Business Development for BHP Copper.

Since 2002 following his departure from BHP, Mr. Brodkey has held the title of Managing Director of the International Mining & Metals Group of CB Richard Ellis, Inc., where he was responsible for creating and building the mining property practice of CBRE, the world’s largest company for commercial real property transactions.

The company is also pleased to announce the appointment of David Hackman, Harold Gardner and George Orr to the Board of Directors to fill vacancies on the Board. David Hackman is a geologist with over 35 years of international experience specializing in the evaluation of leachable metal deposits and he is credited with the discovery of the Piedras Verdes ore body in Mexico. Mr. Hackman brings a wealth of experience to the Company. Mr. Gardner has been involved in the private mining sector for the past 26 years and has extensive experience in exploration of precious and base metal properties, as well as industrial mineral properties in Latin America. Mr. Gardner has served as a consultant, officer, and director of 17 different mining companies and private investment funds, and currently sits on the board of four companies in Mexico, Peru, and Chile. Mr. Orr is a self-employed Chartered Accountant with over fifteen years of accounting and consulting experience in private and public company administration, governance, audit procedures and reporting requirements. In July of 2005, he was appointed Secretary and a director, and in November 2005, he was appointed Chief Financial Officer of Valcent Products Inc. In December of 2006, Mr. Orr was appointed a director, Chief Financial Officer and Secretary of Megawest Energy Corp.. Mr. Orr holds a Bachelor of Commerce from St. Mary’s University, Halifax.

Stated Stafford Kelley, mining industry veteran and Company Secretary: “We are pleased to have obtained the excellent management and technical skills of Andy Brodkey in this key position of responsibility and impact for the future of Pacific Copper. With his extensive experience in the copper industry, and his familiarity with Latin America and company-building, Andy’s background and technical expertise will be invaluable to us.” Mr. Kelley also stated, “We are very pleased with the experience and expertise that our new Board members bring to the future development of the Company.”

The Company wishes to thank Todd Montgomery and Brent Walter for their service to the Company. Mr. Walter has also resigned as a Director due to other business commitments.

You can find more detailed information with respect to the company’s projects, corporate information and leadership team at the company’s website: www.pacificcopper.com

Investor Relations
Gerry Jardine at (800) 877-1626 or
(866) 798-1839
info@pacificcopper.com

Should you have any questions or comments, please do not hesitate to contact the Company at the referenced numbers above.

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns of unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.